Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and related Prospectus of Skillsoft Corp. pertaining to the Skillsoft Corp. 2020 Omnibus Incentive Plan and to the incorporation by reference therein of our report dated April 9, 2021, with respect to the consolidated financial statements of Software Luxembourg Holding S.A. (the Successor) and Pointwell Limited (the Predecessor) included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-257718) of Skillsoft Corp., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 16, 2021